                                                                  Exhibit 11.01

                                 NETEGRITY, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                      (in thousands, except per share data)

                                                    December 31,      December 31,        March 31,
                                                        1997              1996              1996
                                                   (Twelve Months)   (Nine Months)     (Twelve Months)
                                                   ---------------   -------------     ---------------

BASIC:

Average Common shares outstanding                        9,279            8,944              8,354

Net (loss) income                                      $(5,252)          $4,000               $129

Per share amount                                        $(0.57)           $0.45              $0.01

DILUTED:

Average Common shares outstanding                        9,279            8,944              8,354

Net effect of dilutive stock options and warrants
  based on treasury stock method                            --                0                481
                                                       -------           ------              -----

     Total                                               9,279            8,944              8,835
                                                       -------           ------              -----
                                                       -------           ------              -----

Net (loss) income                                      $(5,252)          $4,000               $129

Per share amount                                        $(0.57)           $0.45              $0.01




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